This loan agreement amendment (this "Amendment") is made on April 30, 2022 by and between **Naftali Kalfa,** a resident of Israel ("Lender"), and **Slinger Bag Inc**. (undergoing a name change to Connexa Sport Technologies Inc. and a redomiciliation from Nevada to Delaware, together with its affiliates, "Borrower"). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Original Agreement (as defined below).

WHEREAS, the Borrower and Lender entered into a loan agreement on January 13, 2022 pursuant to which the Lender lent U.S. $1,000,000 in cash to the Borrower (the "Original Agreement"), which had a repayment date of April 30, 2022.

WHEREAS, Borrower wishes to extend the repayment date to July 31, 2022 and the Lender accepts and agrees to such extension;

Now, therefore, in consideration of the premises and the mutual covenants and agreements of the Parties hereinafter set forth, it is hereby agreed by and between the Parties hereto as follows:

1. Loan Extension. Lender hereby agrees to extend the repayment date of the Loan to July 31, 2022.

2. Other Terms of the Original Agreement. All other terms and conditions of the Original Agreement shall remain in full force and effect.

3. Governing Law and Jurisdiction. This Amendment shall be governed by the substantive law of the State of New York, without application of any conflict of laws principle that would require the application of the law of any other jurisdiction

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Slinger Bag Inc.

By:
Mike Ballardie
Chief Executive Officer
I have authority to bind the corporation

Agreed and

accepted:

Naftali Kalfa